Exhibit 99.3

Joint Press Release

For Immediate Release

MaxLinear to Acquire Exar in All-Cash Transaction

•	Acquisition Extends Platform Offerings, Distribution Channels and Capabilities in Analog, Mixed-Signal and RF Solutions

•	Acquisition Expected to be Immediately Accretive to Non-GAAP EPS and Free Cash Flow

•	MaxLinear and Exar Reaffirm Previously Announced Revenue Guidance for the Current Quarter

CARLSBAD, CA and FREMONT, CA – March 29, 2017 – MaxLinear, Inc. (NYSE: MXL), a leading provider of integrated radio frequency and mixed-signal integrated circuits for the connected home and wired and wireless infrastructure markets, and Exar Corporation (NYSE: EXAR), a designer and developer of high performance analog mixed-signal ICs and sub-system solutions, announced today that they have entered into a definitive agreement under which MaxLinear has agreed to acquire Exar for $13.00 per share in cash. This price for each share of Exar represents a 22% premium over the Company’s closing price of $10.62 on Tuesday, March 28. The total value is approximately $700 million, or $472 million net of Exar’s cash acquired. MaxLinear intends to fund the transaction with cash from the combined balance sheets and a $425 million term loan. The transaction will be conducted by means of a tender offer and is expected to close in the second quarter of 2017, subject to customary closing conditions and U.S. regulatory approvals.

The acquisition significantly furthers MaxLinear’s strategic goals of increasing revenue scale, diversifying revenues by end customers and addressable markets, and expanding its analog and mixed-signal footprint on existing tier-1 customer platforms. Exar adds a diverse portfolio of high performance analog and mixed-signal products constituting power management and interface technologies that are ubiquitous functions in wireless and wireline communications infrastructure, broadband access, industrial, enterprise networking, and automotive platforms. MaxLinear intends to leverage combined technological expertise, cross-selling opportunities and distribution channels to significantly expand its serviceable addressable market (“SAM”).

“We are very excited about the combination of these two complementary organizations as we expand our capabilities, reach, and value proposition to our customers,” said Dr. Kishore Seendripu, CEO of MaxLinear. “Exar’s expertise in power management and interface technologies, along with an extensive distribution platform, should enable us to accelerate our growth, capitalize on cross-selling opportunities and better serve our customers. Our successful M&A track record is a testament to our careful and thoughtful approach to acquisition integration, and we expect the same with Exar. The increased scale and related financial benefits of the transaction should result in immediate non-GAAP EPS accretion and increased free cash flow.”

Ryan Benton, CEO of Exar, commented, “I am excited about the prospects for the combination of MaxLinear and Exar. Based on my extensive interactions with Kishore and his team, I am confident that Exar’s customers and employees will benefit significantly from the enhanced R&D scale, technology breadth, and market leadership of the combined organization. MaxLinear’s commitment to and its proven track record of providing its customers with innovative and differentiated high performance analog, mixed-signal and RF technology will present exciting new opportunities for our employees, customers and supply chain. My team and I look forward to working with the MaxLinear team towards the successful integration of our companies.”

Following consummation, the transaction is expected to be immediately accretive to MaxLinear’s non-GAAP earnings per share and free cash flow. As a result of the combination, MaxLinear expects to realize annualized run-rate synergies of $15 million within 12 months of closing.

Tender Offering and Closing

The acquisition will be conducted by means of a tender offer for all of the outstanding shares of common stock of Exar, followed by a second-step merger. The boards of directors of both companies have unanimously approved the transaction and MaxLinear has received support agreements from certain Exar stockholders, directors and management totaling approximately 20% of Exar’s common shares outstanding. The offer, which is expected to commence within the next 20 business days, will be subject to customary conditions, including satisfying the minimum tender requirement in the tender offer and U.S. regulatory approvals. MaxLinear currently expects the transaction to close in the second calendar quarter of 2017.

Stifel is acting as exclusive financial advisor to MaxLinear, and Wilson Sonsini Goodrich & Rosati, P.C. is acting as counsel for MaxLinear. JPMorgan Chase Bank, N.A. and Deutsche Bank Securities are providing committed debt financing for the transaction. Cowen and Company, LLC is acting as exclusive financial advisor to Exar, and Pillsbury Winthrop Shaw Pittman LLP is acting as counsel for Exar.

MaxLinear Reaffirms Calendar First Quarter 2017 Guidance

MaxLinear’s calendar first quarter 2017 revenue is expected to be in the range of $86 million to $90 million.

Exar Reaffirms Fiscal Fourth Quarter 2017 Guidance

Exar’s fiscal fourth quarter 2017 revenue is expected to be in the range of $27.2 million to $28.2 million.

Conference Call / Webcast Details

MaxLinear and Exar management will host a conference call at 8:30 a.m. Eastern / 5:30 a.m. Pacific to discuss today’s announcement. Supporting materials for the conference call, including a presentation, will be available on the Investor Relations section of MaxLinear’s and Exar’s websites at http://investors.maxlinear.com/ and http://ir.exar.com/, respectively.

Interested parties may access the conference call via any of the following:

Teleconference (US & Canada):	877-407-3109
Teleconference (International):	201-493-6798
Replay (US & Canada):	877-660-6853
Replay (International):	201-612-7415
Replay Passcode:	13653123

A live webcast of the conference call will be accessible from the investor relations section of the MaxLinear website at http://investors.maxlinear.com/ and will be archived and available after the call. A replay of the conference call will also be available for two weeks.

About Exar

Exar designs, develops and markets high performance integrated circuits and system solutions for the industrial, infrastructure, automotive and audio/video markets. Exar’s broad product portfolio includes power management, sensing and signal conditioning, interface, LED lighting, data management and video processing solutions. Exar has design centers in Silicon Valley, California and Hsinchu, Taiwan and has sales locations worldwide providing real-time customer support. For more information please visit Exar.com.

About MaxLinear

MaxLinear is a leading provider of radio-frequency and mixed-signal semiconductor solutions for the connected home and wired and wireless infrastructure markets. MaxLinear is headquartered in Carlsbad, California. For more information please visit MaxLinear.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to the anticipated timing of the proposed tender offer and merger; anticipated effects of the proposed tender offer and merger; prospects for the combined company, including (without limitation) expectations with respect to its addressable markets, opportunities within those markets, and the ability of the combined company to serve those markets; the growth strategies of MaxLinear generally and expectations with respect to the impact of the acquisition on MaxLinear’s growth strategies; expectations with respect to the products and customers of the combined company after the proposed tender offer and merger; strategic and financial synergies anticipated to be realized from the proposed tender offer and merger; and expectations for operating results of MaxLinear and Exar for their quarters ending March 31, 2017 and April 2, 2017, respectively. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements may contain words such as “will be,” “will,” “expected,” “anticipate,” “continue,” or similar expressions and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the Exar stockholders to tender their shares in connection with the tender offer; failure to receive regulatory approvals; the challenges and costs of closing, integrating, restructuring, and achieving anticipated synergies, particularly in light of differences in the businesses and operations of the two companies; the ability to retain key employees, customers and suppliers; and other factors affecting the business, operating results, and financial condition of either MaxLinear or Exar, including those set forth in the most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K reports filed by MaxLinear and Exar, as applicable, with the Securities and Exchange Commission (the “SEC”). All forward-looking statements are based on the estimates, projections, and assumptions of MaxLinear or Exar management, as applicable, as of the date hereof, and MaxLinear and Exar are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, MaxLinear and its subsidiary will commence a tender offer (the “Offer”) and file a Tender Offer Statement on Schedule TO with the SEC, and Exar will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. EXAR STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s website at www.sec.gov. Free copies of these materials and certain other offering documents will be sent to Exar’s stockholders by the information agent for the Offer. These documents may also be obtained for free by contacting MaxLinear Investor Relations at http://investors.maxlinear.com/, at IR@MaxLinear.com or by telephone at (760) 517-1112 or by contacting Exar Investor Relations at www.investorrelations@exar.com or by telephone at (510) 668-7201. The contents of the websites referenced above are not deemed to be incorporated by reference into the Offer documents.

Non-GAAP Financial Measures

This communication may contain certain non-GAAP financial measures, which management believes are useful to investors and others in evaluating business combinations. Further detail and reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on our website.

MXL is MaxLinear’s registered trademark. Other trademarks appearing herein are the property of their respective owners.

MaxLinear Investor Relations Contact:

Gideon Massey

Investor Relations Specialist

Tel: 949-333-0056

Email: gmassey@maxlinear.com

Exar Investor Relations:

Keith Tainsky, CFO

Tel: 510-668-7201

Exar Investor Relations:

Laura Guerrant-OiyeInvestor Relations

Tel: 510-668-7201

Email: laura.guerrant@exar.com